Exhibit 1.3

Second Amendment to Dealer Manger Agreement and Executed DRP Selling Agreements

Exhibit 1.3

SECOND AMENDMENT TO DEALER MANAGER AGREEMENT

AND EXECUTED DRP SELLING AGREEMENTS

THIS SECOND AMENDMENT TO DEALER MANAGER AGREEMENT AND EXECUTED DRP SELLING AGREEMENTS is made and entered into as of the 18th day of November, 2005, by and between WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (the “company”), and WELLS INVESTMENT SECURITIES, INC., a Georgia corporation (“Dealer Manager”).

W I T N E S S E T H:

WHEREAS, the Company and the Dealer Manager have entered into that certain Dealer Manager Agreement dated April 5, 2004, relating to the offering and sale of shares of common stock of the Company pursuant to the Company’s dividend reinvestment plan (“Shares”), as amended by that certain First Amendment to Dealer Manager Agreement dated May 27, 2005 (collectively, the “Dealer Manager Agreement”); and

WHEREAS, various broker-dealers (“Dealers”) have entered into individual DRP Selling Agreements (each a “DRP Selling Agreement” and, collectively, the “DRP Selling Agreements”) with Dealer Manager to sell Shares pursuant to the terms of the Dealer Manager Agreement; and

WHEREAS, on November 15, 2005, the Board of Directors of the Company approved an amendment to the Company’s dividend reinvestment plan to change the share price for shares offered and sold pursuant to the dividend reinvestment plan from $8.00 per share to 95.5% of the then-current estimated share valuation determined by the Board of Directors of the Company from time to time effective for dividends declared and paid beginning in December 2005; and

WHEREAS, the parties hereto desire to amend the Dealer Manager Agreement, Exhibit “A” to the Agreement, and each currently executed DRP Selling Agreement to reflect the revision of the purchase price for shares offered and sold pursuant to the Company’s dividend reinvestment plan and the elimination of selling commissions paid on such sales beginning in September 2006.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

AMENDMENTS TO DEALER MANAGER AGREEMENT

1. The initial paragraph of the Dealer Manager Agreement is hereby deleted in its entirety and replaced with the following:

“Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), has registered for offer and sale a maximum of 100,000,000 Shares of its common stock, $.01 par value per share (the “DRP Shares”) to be issued and sold pursuant to the Company’s dividend reinvestment plan (the “DRP”). The purchase price for the initial 14,208,350 of DRP Shares sold pursuant to the offering was $9.55 per share. The purchase price for the 9,465,976 DRP Shares sold pursuant to the offering in June 2005 and September 2005 was $8.00 per share. The purchase price for the remaining 76,325,674 DRP Shares to be sold pursuant to the offering will be at 95.5% of the then-current estimated share valuation determined by the Board of Directors of the Company from time to time. The Board of Directors of the Company may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future at the Board’s discretion. Terms not defined herein shall have the same meaning as in the Prospectus (as defined herein). In connection therewith, the Company hereby agrees with you, the Dealer Manager, as follows:”

2. Section 3.3 of the Dealer Manager Agreement is hereby deleted in its entirety and replaced with the following:

“3.3 Except as may be otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager selling commissions in the amount of 5% of the proceeds raised pursuant to the DRP through June 2006. Effective beginning with DRP Shares issued in September 2006, the Company will not pay any selling commissions or dealer manager fees with respect to DRP Shares issued and sold pursuant to the Prospectus.

The Company will not be liable or responsible to any Dealer for direct payment of commissions to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at its discretion, the Company may act as agent of the Dealer Manager by making direct payment of commissions to such Dealers without incurring any liability therefor.”

AMENDMENTS TO THE DRP SELLING AGREEMENTS

3. Section II of Exhibit “A” to the Dealer Manager Agreement and each currently executed DRP Selling Agreement is hereby deleted in its entirety and replaced with the following:

“II. Pricing

DRP Shares shall be offered and sold to existing stockholders of the Company who elect or have elected to participate in the DRP (the “Participants”) at an offering price equal to 95.5% of the then-current estimated share valuation as may be determined by the Board of Directors of the Company from time to time.”

4. Section III of Exhibit “A” to the Dealer Manager Agreement and each currently executed DRP Selling Agreement is hereby deleted in its entirety and replaced with the following:

“III. Dealers’ Commissions

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer Manager will reallow selling commissions to Dealers which have Participants in the DRP and which have executed this DRP Selling Agreement in the amount of 5% of offering proceeds raised pursuant to the DRP through June 2006. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. Effective beginning with DRP Shares issued in September 2006, the Company will not pay any selling commissions to the Dealer Manager, and accordingly the Dealer Manager will not reallow any selling commissions to Dealers, for DRP Shares issued and sold pursuant to the Prospectus.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission for the issuance of DRP Shares, that Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.”

5. Section IV of Exhibit “A” to the Dealer Manager Agreement and each currently executed DRP Selling Agreement is hereby deleted in its entirety effective beginning with DRP Shares issued in September 2006.

6. Effective beginning with DRP Shares issued in September 2006, the second paragraph of Section IX of Exhibit “A” to the Dealer Manager Agreement and each currently executed DRP Selling Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon any subsequent issuance of shares under the DRP to customers of the Dealer.”

7. Other than as expressly provided herein, the Dealer Manager Agreement and each currently executed DRP Selling Agreement and all terms and provisions thereof shall remain in full force and effect, unmodified hereby. The Agreement and the respective currently executed DRP Selling Agreements, as amended hereby, form the entire agreements among the Company, Dealer Manager and each respective Dealer who has executed a DRP Selling Agreement with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Dealer Manager and Executed DRP Selling Agreements as of the date above written.

THE COMPANY:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

DEALER MANAGER:

WELLS INVESTMENT SECURITIES, INC.

By:	/s/ Douglas P. Williams
Douglas P. Williams Vice President